Exhibit 10.10

[Form of Amendment to Restricted Stock Award and Agreement (to be used for grants to Non-Management Directors)]

FIRST AMENDMENT TO

CHIQUITA BRANDS INTERNATIONAL, INC.

2002 STOCK OPTION AND INCENTIVE PLAN

DIRECTOR’S RESTRICTED STOCK AWARD AND AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) is entered into between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), and              (the “Grantee”) under the following circumstances.

Background

A. The Company adopted the Chiquita 2002 Stock Option and Incentive Plan (the “Plan”) effective March 19, 2002.

B. The Company and the Grantee entered into a Director’s Restricted Stock Award and Agreement relating to an award made on              (the “Award Agreement”).

C. Effective January 1, 2005, awards granted under the Plan generally became subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), which imposes material adverse tax consequences on the grantee of any award that is not compliant with, or exempt from, the requirements of Section 409A.

D. In order to avoid these adverse tax consequences, pursuant to regulatory guidance issued under Section 409A, the Company has amended the Plan (and changed the name of the Plan to the “Chiquita Stock and Incentive Plan”) so that awards granted under the Plan would be compliant with, or exempt from, the requirements of Section 409A.

E. The Company and the Grantee wish to amend the Award Agreement to conform its provisions with the requirements of Section 409A.

Amendment

Therefore, the Company and the Grantee agree to amend the Award Agreement as follows, it being understood that all amendments will have retroactive effect to January 1, 2005 or, if later, the effective date of the Award Agreement:

1. All references to the Plan in the Award Agreement refer to the Chiquita Stock and Incentive Plan as amended July 8, 2008 (the “Amended Plan”). The Grantee hereby acknowledges that a copy of the Amended Plan has been made available to him or her.

2. The third sentence of the first paragraph of the Award Agreement is amended to read as follows:

“The Shares will be issued at no cost to you on the you on the Designated Payment Date, as defined below, or as soon as reasonably practicable thereafter.”

3. The paragraph of the Award Agreement entitled “VESTING” is amended to read in its entirety as follows:

“VESTING AND DELIVERY OF SHARES: All of the Shares subject to this award are fully and immediately vested. On the Designated Payment Date or as soon as reasonably practicable thereafter, the Company will deliver to you a certificate representing the Shares. For purposes of this award, the “Designated Payment Date” is the date you Separate from Service or, if earlier, upon a Change in Control of the Company, and “Separate from Service” means your termination of service as a non-employee director, regardless of your age, for any reason.”

4. The paragraph of the Award Agreement entitled “NO RIGHTS AS SHAREHOLDER PRIOR TO VESTING” is amended to read in its entirety as follows:

“NO RIGHTS AS SHAREHOLDER PRIOR TO DELIVERY: Prior to the date Shares are issued to you, you will have no rights as a shareholder of the Company with respect to the Shares subject to this award.”

5. The paragraph of the Award Agreement entitled “TAXES” is amended to read in its entirety as follows:

“TAXES: You must pay all applicable U.S. federal, state, local and foreign taxes resulting from the grant of this award and the issuance of the Shares or the payment of cash in lieu of Shares. [To the extent required by law, the Company reserves the right to withhold all applicable taxes due by reducing the number of Shares otherwise deliverable or amount of cash otherwise payable under this award or withholding from future earnings (including accrued but unpaid director’s fees or any other payments).]”

6. The Award Agreement is amended by adding the following new paragraphs after the paragraph entitled “CONDITIONS”:

“COMPLIANCE WITH SECTION 409A. It is the intent of the parties that this Agreement and all Shares issued under it shall be in compliance with the requirements of Section 409A and the regulations promulgated thereunder. If any provision of this Agreement shall not be in compliance with Section 409A, then that provision shall be deemed automatically amended without further action on the part of the Company or the Grantee to the minimum extent necessary to cause the provision to be in compliance and the provision will thereafter be given effect as so amended.

“MODIFICATIONS. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right to modify the provisions of this Agreement, including without limitation the timing or circumstances of the issuance of Shares to the Grantee, to the extent such modification is determined by the Company to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the Shares until the Shares are issued.”

7. Capitalized terms used and not defined in this Amendment have the meanings given those terms in the Award Agreement and the Amended Plan.

8. Except as is provided in this Amendment, the Award Agreement shall remain unchanged and continue in full force and effect.

To acknowledge your agreement to the terms and conditions of this Amendment, please sign below and return one copy to the Law Department, Attention: Terri Suter.

CHIQUITA BRANDS INTERNATIONAL, INC.	Complete Grantee Information below:

Kevin R. Holland, Senior Vice President and Chief People Officer	Home Address (including country)

By:

U.S. Social Security Number (if applicable)

Date Agreed To:

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